Exhibit 4.1

Certificate No.

[ ]

TRACX LOGIS LTD.

(Company Registration No. 201104738Z)

No. of Shares

[ ]

Incorporated in the Republic of Singapore under the Companies Act 1967

REGISTERED OFFICE: **5A Toh Guan Road East, #06-03 CWT Jurong East Logistics Centre, Singapore 608830**

This is to certify that [*Name*] of [*Address*], is the Registered Holder of [*Number*] Ordinary Shares fully paid-up in the capital of **TRACX LOGIS LTD.** subject to the Constitution of the Company.

Given under the Common Seal of the Company on [*Date*].

.... Director

.... Director/Secretary

NOTE: No transfer of any portion of the shares comprised in this Certificate will be registered unless accompanied by this Certificate